Exhibit 3.1

Law Concerning

Kreditanstalt für Wiederaufbau

Law Concerning

Kreditanstalt für Wiederaufbau

of 5 November 1948 (WiGBl. p.123),

in the version of the new publication of 23 June 1969 (BGBl. I, p. 573),

most recently amended by the Tenth Ordinance on the Adaptation of Responsibilities

(Zehnte Zuständigkeitsanpassungsverordnung) of 31 August 2015 (BGBl. I, p. 1474).

Law Concerning

Kreditanstalt für Wiederaufbau

The following version of Gesetz über die Kreditanstalt für Wiederaufbau (Law Concerning Kreditanstalt für Wiederaufbau) dated November 5, 1948 (WiGBl. p. 123), considers:

•

Gesetz zur Änderung und Ergänzung des Gesetzes über die Kreditanstalt für Wiederaufbau (Law to Amend and Supplement the Law Concerning Kreditanstalt für Wiederaufbau) dated 18 August 1949 (WiGBl. p. 290),

•

Zweites Gesetz zur Änderung des Gesetzes über die Kreditanstalt für Wiederaufbau (Second Law for the Amendment of the Law Concerning Kreditanstalt für Wiederaufbau) dated 4 December 1951 (BGBl. I, p. 931),

•	Article 43, Paragraph 2 No. 4 of Gesetz über die Deutsche Bundesbank (Law Concerning Deutsche Bundesbank) dated 26 July 1957 (BGBl. I, p.745),

•	Gesetz zur Änderung des Gesetzes über die Kreditanstalt für Wiederaufbau (Law for the Amendment of the Law Concerning Kreditanstalt für Wiederaufbau) dated 16 August 1961 (BGBl. I, p.1339),

•	Gesetz zur Änderung des Gesetzes über die Kreditanstalt für Wiederaufbau (Law for the Amendment of the Law Concerning Kreditanstalt für Wiederaufbau) dated 20 May 1969 (BGBl. I, p. 433),

•	Article 17 of Zuständigkeitsanpassungs-Gesetz (Law on the Adaptation of Responsibilities) dated 18 March 1975 (BGBl. I, p. 705),

•	Article 10, Paragraph 18 of Bilanzrichtlinien-Gesetz (Law on the Principles of Accounting) dated 19 December 1985 (BGBl. I, p. 2355),

•	Article 2, Paragraph 1 of Börsenzulassungs-Gesetz (Law Governing Admission to the Stock Exchange) dated 16 December 1986 (BGBl. I, p. 2478),

•	Article 7 of Bankbilanzrichtlinie-Gesetz (Law on the Principles of Accounting of Banks) dated 30 November 1990 (BGBl. I, p. 2570),

•	Article 2 of Gesetz zur Änderung von Vorschriften über die Deutsche Bundesbank (Law on the Amendment of Provisions Concerning Deutsche Bundesbank) dated 8 July 1994 (BGBl. I, p. 1465),

•

Article 23 of Gesetz zur weiteren Fortentwicklung des Finanzplatzes Deutschland (Drittes Finanzmarktförderungsgesetz) (Law on the Further Development of Germany as a Financial Location – Third Financial Market Promotion Law) dated 24 March 1998 (BGBl. I, p. 529),

•	Article 7, Paragraph 36 of Mietrechtsreformgesetz (Law on the Reform of the Landlord and Tenant Act) dated 19 June 2001 (BGBl. I, p.1149),

•	Article 167 of Siebte Zuständigkeitsanpassungs-Verordnung (Seventh Ordinance on the Adaptation of Responsibilities) dated 29 October 2001 (BGBl. I, p. 2785),

•

Article 14 of Gesetz zur weiteren Fortentwicklung des Finanzplatzes Deutschland (Viertes Finanzmarktförderungsgesetz) (Law on the Further Development of Germany as a Financial Location – Fourth Financial Market Promotion Law) dated 21 June 2002 (BGBl. I, p. 2010),

•

Article 2 of Gesetz zur Neustrukturierung der Förderbanken des Bundes (Förder-bankenneustrukturierungsgesetz) (Law on the Restructuring of Promotional Banks of the Federal Republic – Promotional Bank Restructuring Act) dated 15 August 2003 (BGBl. I, p.1657),

•

Article 4a of Gesetz zur Umsetzung aufsichtsrechtlicher Bestimmungen zur Sanierung und Liquidation von Versicherungsunternehmen und Kreditinstituten (Law on the Reorganization and Winding-Up of Insurance Undertakings and Credit Institutions) dated 10 December 2003 (BGBl. I, p. 2478),

•	Article 173 of Neunte Zuständigkeitsanpassungsverordnung (Ninth Ordinance on the Adaptation of Responsibilities) dated 31 October 2006 (BGBl. I, p. 2427),

Law Concerning

Kreditanstalt für Wiederaufbau

•

Article 1 of Gesetz zur Änderung des Gesetzes über die Kreditanstalt für Wiederaufbau und weiterer Gesetze (Law for the Amendment of the Law concerning Kreditanstalt für Wiederaufbau and Other Laws) of 4 July 2013 (BGBl. I, p. 2178), and

•	Article 347 of Zehnte Zuständigkeitsanpassungsverordnung (Tenth Ordinance on the Adaptation of Responsibilities) dated 31 August 2015 (BGBl. I, p. 1474).

Article 1

Legal status, designation, seat and capital

(1)

[1] Kreditanstalt für Wiederaufbau (hereinafter referred to as KfW) is a public law institution (Anstalt des öffentlichen Rechts). [2] It has its seat in Frankfurt am Main and may establish a branch office in Berlin and in Bonn. [3] It may use the designation “KfW” in commercial and legal contexts.

(2)

[1] The nominal capital of KfW amounts to three billion seven hundred fifty million euros. [2] The Federal Republic (Bund) participates in the nominal capital in the amount of three billion euros, and the Federal States (Länder) in the amount of seven hundred fifty million euros.

(3)

[1] The shares in the nominal capital must be paid in to the amount of three billion three hundred million euros. [2] For this purpose, reserves are converted into nominal capital in an amount of two billion five hundred seventy-eight million six hundred forty-four thousand nine hundred seventy-four euros in favour of the Federal Republic, and in an amount of six hundred forty-four million six hundred sixty-one thousand two hundred forty-four euros in favour of the Federal States. [3] This conversion increases the nominal capital paid in by the Federal Republic from sixty-one million three hundred fifty-five thousand and twenty-six euros to two billion six hundred forty million euros, and the nominal capital paid in by the Federal States from fifteen million three hundred thirty-eight thousand seven hundred fifty-six euros to six hundred sixty million euros. [4] Payment of the remaining four hundred fifty million euros of nominal capital may be ordered by the Board of Supervisory Directors (Verwaltungsrat) of KfW to the extent it is necessary in order to meet KfW’s liabilities.

(4)

Of the amount of two billion six hundred forty million euros paid in on the share of the Federal Republic in accordance with paragraph 3 an amount of one billion eighty-two million eight hundred seventy-six thousand three hundred thirty-one euros is attributable to the ERP Special Fund (ERP-Sondervermögen).

(5)	Shares in the nominal capital can not be pledged, and can be assigned only among the shareholders.

Article 1a

Guarantee of the Federal Republic

The Federal Republic guarantees all obligations of KfW in respect of loans extended to and debt securities issued by KfW, fixed forward transactions or options entered into by KfW, and other credits extended to KfW as well as credits extended to third parties inasmuch as they are expressly guaranteed by KfW.

Law Concerning

Kreditanstalt für Wiederaufbau

Article 2

Functions and business

(1)	KfW has the function of

1.	Performing promotional tasks, in particular financings, pursuant to a state mandate in the following areas:

a)	small and mediumsized enterprises, liberal professions, and business start-ups,

b)	risk capital,

c)	housing,

d)	environmental protection,

e)	infrastructure,

f)	technical progress and innovations,

g)	internationally agreed promotional programmes,

h)	development cooperation,

i)	other promotional areas specifically stated in laws, regulations, or published guidelines on public economic policy that are assigned to KfW by the Federal Republic or by a Federal State.

Each promotional task must be specified in a body of rules;

2.	Granting loans and other forms of financing to territorial authorities (Gebietskörperschaften) and specialpurpose associations under public law (öffentlich-rechtliche Zweckverbände);

3.	Financing measures with purely social goals and for the promotion of education;

4.	[1] Granting other financings in the interest of the German and European economy. [2] The tasks of KfW in this area include

a)	projects in the interest of the European Community that are cofinanced by the European Investment Bank or similar European financing institutions,

b)

export financings outside the member states of the European Union, the other contracting states of the Agreement on the European Economic Area, and states with official status as candidates for accession to the European Union

aa)	on a syndicated basis or

bb)	in countries lacking sufficient financing offers.

3 All other financings in the interest of the German and European economy are to be carried out by a separate legal entity without public support, in which KfW has a majority holding. 4 The bylaws contain more specific provisions.

Law Concerning

Kreditanstalt für Wiederaufbau

(2)

[1]The tasks set forth in paragraph 1, number 1, lit. a and lit. b are performed by a promotional unit of KfW under the designation “KfW-SME Bank” (KfW-Mittelstandsbank). [2] These tasks include, in particular, advisory services and the implementation of promotional measures in the field of technical progress and innovations.

(3)

1KfW may carry out other operations to the extent that there is a direct relationship between such operations and the performance of its function described in paragraph 1. [2] In this context, it may in particular

1.	purchase or sell claims and securities and also incur obligations in the form of bills of exchange and promissory notes,

2.	carry out operations and take measures to manage and safeguard its financial liquidity (treasury management),

3.	carry out all operations necessary for risk management,

4.	provide to a subsidiary founded in direct connection with tasks described in paragraph 1, number 4 the necessary refinancing funds and other services, both at market conditions.

3 It is not permitted to take deposits or engage in the financial commission business; this does not apply to transactions with companies in which KfW holds a direct or indirect interest, with foundations established by KfW, with German territorial authorities, with other German administrative authorities, with the European Union, with other international organisations, with states in the Organisation for Economic Co-operation and Development, or with their national development aid organisations.

(4)

The limitations of paragraph 3 do not apply insofar as an operation is involved in which the Federal Republic of Germany has a state interest and which is assigned to KfW by the Federal Government (Bundesregierung) on a casebycase basis.

Article 3

Conduct of business

(1)

[1]Credit institutions or other financing institutions must be involved in the granting of financings under article 2, paragraph 1, number 1, lit. a to lit. f; subject to approval by the Board of Supervisory Directors, financings may be granted directly. [2] Financings described in article 2, paragraph 1, number 1, lit. a to lit. f are to be granted for the medium and long term; in exceptional cases, subject to approval by the Board of Supervisory Directors, they may be granted for the short term. [3] Export financings described under article 2, paragraph 1, number 4, lit. b carried out outside of countries which, as specified in the bylaws of 2 May 2003, lack sufficient financing offers must – as specified in the bylaws of 2 May 2003 – be carried out by KfW in cooperation with credit institutions or other financing institutions. [4] In carrying out its operations, KfW must respect the principle of nondiscrimination under European Community law with regard to credit institutions or financing institutions.

(2)	[1]Loans under article 2, paragraph 1, numbers 1 and 4 must be directly or indirectly secured by customary banking security. [2] Unsecured loans require the approval of the Board of Supervisory Directors.

Law Concerning

Kreditanstalt für Wiederaufbau

(3)

[1]The provisions of paragraph 2 apply mutatis mutandis to guarantees under article 2, paragraph 1, numbers 1 and 4, and the provisions of paragraph 1, sentence 2 additionally apply mutatis mutandis to guarantees under article 2, paragraph 1, number 1, lit. a to lit. f.

(4)	Financings granted for account of third parties do not require the approval of the Board of Supervisory Directors pursuant to paragraphs 1 or 2.

Article 4

Procurement of funds

(1)	For the purpose of procuring the necessary funds, KfW may, in particular, issue debt securities and take up loans.

(2)	The short-term liabilities of KfW must not exceed ten percent of the medium- and long-term liabilities.

(3)	The debt securities issued by KfW in domestic currency are suitable for the investment of ward’s money.

Article 5

Bodies

(1)	The bodies of KfW are the Executive Board (Vorstand) and the Board of Supervisory Directors (Verwaltungsrat).

(2)	Unless otherwise provided in the law, the functions and powers of the bodies are regulated in the bylaws.

Article 6

Executive Board

(1)	[1]The Executive Board has at least two members. [2] The members of the Executive Board are appointed and dismissed by the Board of Supervisory Directors.

(2)	The Executive Board is responsible for conducting the business and administering the assets of KfW, unless otherwise provided in the law or bylaws.

(3)

[1]The Executive Board represents KfW in and out of court. [2] Declarations are binding for KfW if they are made either by two members of the Executive Board or by one member of the Executive Board jointly with an authorised representative. [3] The bylaws may permit declarations on behalf of KfW to also be made by two authorised representatives.

(4)	Where a declaration has to be made towards KfW, it is sufficient if such declaration is made towards one member of the Executive Board.

(5)	The compensation of the members of the Executive Board will be contractually agreed between such members and KfW.

Law Concerning

Kreditanstalt für Wiederaufbau

(6)	As against members of the Executive Board, the Board of Supervisory Directors, represented by its chairperson, represents KfW in and out of court.

Article 7

Board of Supervisory Directors

(1)	The Board of Supervisory Directors of KfW consists of

1.

the Federal Minister of Finance (Bundesfinanzminister) and the Federal Minister of Economics and Energy (Bundesminister für Wirtschaft und Energie); they act as chair and deputy chair, alternating the roles on an annual basis; the chairpersonship changes at the start of every calendar year; they may be represented at meetings of the Board of Supervisory Directors and its committees by their permanent deputies or by heads of department;

2.

the Federal Foreign Minister (Bundesminister des Auswärtigen), the Federal Minister of Food and Agriculture (Bundesminister für Ernährung und Landwirtschaft), the Federal Minister of Transport and Digital Infrastructure (Bundesminister für Verkehr und digitale Infrastruktur), the Federal Minister for Economic Cooperation and Development (Bundesminster für wirtschaftliche Zusammenarbeit und Entwicklung), and the Federal Minister for Environment, Nature Conservation, Building and Nuclear Safety (Bundesminister für Umwelt, Naturschutz, Bau und Reaktorsicherheit); they may be represented at meetings of the Board of Supervisory Directors and its committees by their permanent deputies or by heads of department;

3.	seven members appointed by the Federal Council (Bundesrat);

4.	seven members appointed by the Federal Parliament (Bundestag);

5.

one representative each of the mortgage banks, the savings banks, the cooperative banks, the commercial banks, and a credit institution prominent in the field of industrial credit, such representatives being appointed by the Federal Government (Bundesregierung) after having heard the groups concerned;

6.

two representatives of industry and one representative each of the municipalities (associations of municipalities), agriculture, the crafts, trade, and the housing industry, such representatives being appointed by the Federal Government after having heard the groups concerned;

7.	four representatives of the trade unions who are appointed by the Federal Government after having heard the groups concerned.

(2)

[1]The term of office of members of the Board of Supervisory Directors, with the exception of the members stated in paragraph 1, numbers 1 and 2, is three years. [2] Each year one-third of the members will retire; they may be reappointed. [3] Further details are regulated in the by-laws.

(3)

[1]Unless stated otherwise, the Board of Supervisory Directors takes its decisions by a simple majority of the votes cast, with each member having one vote. [2] In case of a tie, the chairperson has the casting vote. [3] The presence of at least onehalf of the members is required for a quorum. [4] The bylaws may allow for decisions to be taken by written vote.

Law Concerning

Kreditanstalt für Wiederaufbau

(4)

1It is the duty of the Board of Supervisory Directors to deliberate and continuously supervise the conduct of KfW’s business and the administration of its assets. [2] It may give the Executive Board general instructions. [3] In particular, it may reserve the right to approve the conclusion of certain transactions or types of transactions.

(5)

[1]Except in the cases stated in paragraph 4, sentences 1 and 2 and in articles 8, 9, and 10, the Board of Supervisory Directors may revocably delegate its powers to committees. [2] Further details are regulated in the bylaws.

Article 7a

SME Advisory Council

(1)

1An SME Advisory Council (Mittelstandsrat) will be established at KfW. [2] It consists of the Federal Minister for Economics and Energy as chair, the Federal Minister of Finance as deputy chair, the Special Representative of the Federal Government for Reconstruction of the Eastern Federal States (Beauftragter der Bundesregierung für den Aufbau Ost), two representatives appointed by the Federal Council, four additional members appointed by the Federal Ministry for Economics and Energy, and one member each appointed by the Federal Ministry of Finance and the Federal Ministry for Environment, Nature Conservation, Building and Nuclear Safety.

(2)

[1]The SME Advisory Council specifies the state mandate of KfW-SME Bank (Mittelstandsbank) in accordance with article 2, paragraph 2. [2] It deliberates and takes decisions on proposals for the promotion of small and mediumsized enterprises, taking into consideration the overall business planning of KfW.

Article 8

Bylaws

(1)

[1]The bylaws of KfW are drawn up by the Executive Board and adopted by the Board of Supervisory Directors. [2] They require the approval of the authority exercising legal supervision (article 12, paragraph 1, sentence 1).

(2)

[1]The Board of Supervisory Directors may adopt amendments to the bylaws with a majority of twothirds of the votes cast, but of not less than half of all members. [2] Such amendments require the approval of the authority exercising legal supervision.

(3)	KfW must publish the bylaws and amendments thereto in the Federal Gazette (Bundesanzeiger).

Law Concerning

Kreditanstalt für Wiederaufbau

Article 9

Annual report and consolidated financial statements

(1)

[1]The annual financial statements and the management report, the consolidated financial statements, and the group management report must be prepared, audited, and disclosed in accordance with articles 340a to 340o of the Commercial Code (Handelsgesetzbuch). [2] The auditor will be proposed by the Board of Supervisory Directors and appointed by the authority exercising legal supervision in agreement with the Federal Court of Auditors (Bundesrechnungshof).

(2)

The Board of Supervisory Directors decides on the approval of the annual financial statements within the first six months after the end of a financial year; it must adopt the requisite measures if it does not grant its approval.

(3)	The financial year is the calendar year.

(4)

The competent authorities of the Federal Republic of Germany have the rights stated in article 55, paragraph 2 of the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz) and in article 112, paragraph 2 of the Federal Budget Regulations (Bundeshaushaltsordnung).

Article 10

Net profit

(1)	There will be no distribution of profits.

(2)[1]

The annual net profit after depreciation allowances and provisions is to be allocated to a statutory reserve, the amount of which is limited to one billion eight hundred seventyfive million euros. [2] Other capital reserves and reserves to be reported separately that are attributable to individual shareholders are to be taken into consideration for the allocation of the net profit.

(3)	The remaining net profit will be allocated to reserves to be reported separately.

Article 11

Legal status

(1)

[1]With respect to taxation, construction of buildings, accommodation, and rent of buildings, KfW has the same rights as the German Central Bank (Deutsche Bundesbank). [2] KfW is authorised to utilise the designations “Bank” and “Bankengruppe” to refer to itself.

(2)	The provisions of the Commercial Code (Handelsgesetzbuch) regarding entry in the Commercial Register (Handelsregister) are not applicable to KfW.

Law Concerning

Kreditanstalt für Wiederaufbau

Article 12

Legal supervision

(1)

[1]The Federal Ministry of Finance carries out the legal supervision of KfW in consultation with the Federal Ministry for Economics and Energy. [2] The supervisory authority is empowered to adopt all measures necessary to keep the conduct of KfW’s business in conformity with the laws, the bylaws, and other regulations.

(2)	Evidence of authority to represent KfW is provided through a confirmation of the Federal Ministry of Finance carrying an official seal.

Article 12a

Power to make regulations; authority to issue directives

(1)

[1]The Federal Ministry of Finance shall have the power, acting in consultation with the Federal Ministry of Economics and Energy, to determine, by regulation which shall not require approval by the Federal Council, that the following bank supervisory laws and regulations which do not already apply to KfW shall apply mutatis mutandis, in whole or in part, to KfW and the group of institutions, financial holding group or mixed financial holding group to be formed, in order to safeguard the conduct of proper business operations by KfW:

1.	the Banking Act (Kreditwesengesetz),

2.	the Supervision of Financial Conglomerates Act (Finanzkonglomerateaufsichtsgesetz),

3.	the regulations enacted to implement the laws specified at numbers 1 and 2, and

4.	the regulations of the European Union.

2 This shall not affect article 2 paragraph 2 of the Banking Act. 3 The power to make regulations shall, in particular, encompass bank supervisory laws and regulations concerning

1.	the trading book,

2.	securitisations,

3.	own funds,

4.	consolidation,

5.	liquidity,

6.	the modified balance sheet capital ratio,

7.	lending business,

8.	cashless payment transactions,

9.	the prevention of money laundering or financing of terrorist activities, or the prevention of other criminal activities that could lead to KfW’s assets being endangered,

Law Concerning

Kreditanstalt für Wiederaufbau

10.

the special, in particular organisational, duties of the institutions, the senior managers, the management bodies of financial holding companies and mixed financial holding companies, and the supervisory and administrative bodies, and the requirements placed on these persons and their representatives,

11.	the remuneration systems of the institutions and other institutions that are part of the group for their senior managers and staff and members of the relevant supervisory and administrative bodies,

12.	auditing and appointment of the auditor and the particular duties of the auditor,

13.	financial conglomerates.

4 When determining the bank supervisory laws and regulations to be applied mutatis mutandis, the fact that KfW is a promotional bank with the functions assigned to it pursuant to article 2 must be taken into account.

(2)

Regulations under paragraph 1 may assign to the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, hereinafter referred to as BaFin) authority for supervising compliance with the bank supervisory laws and regulations, and may determine that BaFin shall cooperate in that connection with the German Central Bank pursuant to article 7 of the Banking Act as applicable from time to time.

(3)

Regulations under paragraph 1 may also introduce provisions concerning disclosure, reporting and submission duties of KfW, the group of institutions, financial holding group or mixed financial holding group to be formed, and of the respective members of the bodies and of the employees, as well as information, inquiry and auditing rights of BaFin and the German Central Bank.

(4)	Furthermore, regulations under paragraph 1 may introduce provisions concerning obligations of secrecy incumbent on employees of BaFin and persons in the service of the German Central Bank.

(5)	BaFin and the German Central Bank shall be consulted before regulations under paragraph 1 are made.

(6)

As part of the tasks assigned to it by regulations under paragraph 1, BaFin may issue all directives and take all measures that are appropriate and necessary to prevent or eliminate violations of bank supervisory laws and regulations, vis-à-vis

1.	KfW,

2.	the senior managers and members of the Board of Supervisory Directors of KfW,

3.	the companies that are part of the group of institutions, financial holding group or mixed financial holding group to be formed, and if applicable the conglomerate, and

4.	the bodies of the companies that are part of the group pursuant to number 3, and vis-à-vis the members of these bodies.

Law Concerning

Kreditanstalt für Wiederaufbau

Article 12b

Financings by a separate legal entity

1 Financings as described in article 2, paragraph 1, number 4, sentence 3, must be carried out by a separate legal entity without public support as of 1 January 2008, at the latest. 2 Financings already agreed at such time may still be carried out by KfW.

Article 13

Dissolution

(1)	KfW can be dissolved only by a law.

(2)

If in the event of dissolution, the assets remaining after adjustment of all liabilities exceed the paid-in nominal capital, the surplus up to the sum of the statutory reserve reported upon dissolution of KfW and the reserve to be reported separately will first be used to compensate the losses and the expenditures that have arisen for the Federal Republic or the ERP Special Fund in connection with KfW’s development loans or through demands made under guarantees given in respect of such loans. [2] The remainder will be distributed in an amount up to the level of the capital reserves and the special reserves, both as shown upon dissolution of KfW and attributable to individual shareholders, to the beneficiaries thereof. [3] Otherwise, the assets will be distributed in proportion to the shares in the nominal capital.

Article 14

Entry into force

This Law will enter into force upon promulgation.*

*The provision concerns the law’s entry into force in the original version of 5 November 1948 (WiGBI. p. 123). The timing of later amendments entering into force results from the laws listed at the beginning.

This translation is for convenience purposes only. Only the German original text of this Law is legally binding.

Version of 18 January 2019